Exhibit 99.1

For Release April 24, 2006 — 1:30 p.m. PDT	Contact: Daniel G. Byrne (509) 458-3711
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES SOLID FIRST QUARTER 2006 EARNINGS,
REFLECTING STRONG LOAN AND DEPOSIT GROWTH
Spokane, Washington, April 24, 2006 – Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $15.4 million, or $0.44 per diluted share, for the quarter ended March 31, 2006, compared to earnings of $15.9 million, or $0.45 per diluted share, for the prior year.
Commenting on the first quarter results, Harold Gilkey, Chairman and Chief Executive Officer stated, “It’s always nice to start the year with solid performance in line with our previous guidance. We are particularly pleased with the first quarter results. Within the core bank operations, we saw strong continuation of the key trends that drove our record growth in total assets in 2005. The 12 percent increase in total assets, year-over-year, was driven by 30 percent growth in loan originations. Deposits also demonstrated robust growth, increasing 24 percent over the same period last year. The growth in deposits reflects our strength in commercial and retail delivery networks and the expansion of branching over the past few years.”
FIRST QUARTER HIGHLIGHTS
•	Total assets increased 12 percent year-over-year to a record $7.84 billion.

•	Loan originations of $1.07 billion reflect an increase of 30 percent over the first quarter of 2005.

•	Total loans receivable increased to a record $5.25 billion, a 20 percent increase over the first quarter of 2005.

•	Total deposits increased to a record $5.09 billion, or 24 percent over the first quarter of 2005.

•	The number of transaction accounts increased 5 percent over the first quarter of 2005 to nearly 156,000.

•	Fees and service charges income increased to $9.1 million, a 23 percent increase over the first quarter of 2005.

•	Quarter-end nonperforming assets, loan charge-offs and delinquency ratios remain very low.

•	The Sterling Board of Directors approved a cash dividend of $0.06 per common share, paid on April 13, 2006 to shareholders of record on March 31, 2006.
OPERATING RESULTS
Net Interest Income
Sterling reported net interest income of $59.0 million for the three months ended March 31, 2006, a 12 percent increase over $52.8 million for the same period in the prior year. The increase over the comparable period in 2005 was primarily due to a nine percent, or $589.5 million, increase in the volume of average earning assets. The increase in average earning assets was primarily due to growth in average loans of approximately $638.4 million year-over-year.
Net interest margin of 3.30 percent for the first quarter of 2006 represented an eight basis point increase from the previous year, with the increase primarily reflecting loan growth funded by deposits. We expect net interest margin to be relatively flat as we continue through the second quarter. However, our current loan pipeline is robust, supporting our expectations for increased loan growth and improved margins, and in line with prior guidance.
Non-interest Income
Total non-interest income was $12.9 million for the quarter ended March 31, 2006, compared to $14.6 million for the same period one year ago, a 12 percent decrease. This decrease primarily resulted from a decrease in mortgage banking operations income.
Fees and service charges income for the quarter ended March 31, 2006 increased by 23 percent to $9.1 million from $7.4 million in the same period last year. The increase was largely due to an increase in the number of transaction accounts, the success of Sterling’s Balance Shield program and deposit-related fees. Transaction accounts have been an area of emphasis with the total number of transaction accounts as of March 31, 2006 at nearly 156,000, a five percent increase over the prior year’s first quarter.
Mortgage banking operations income for the first quarter of 2006 was $2.3 million, compared to $5.4 million for the prior year’s comparable quarter. The decrease in mortgage banking operations income was directly related to the $134.0 million decrease in loan sales from the first quarter of 2005. The 2005 activity reflected the sale of thrift-like assets, as well as the realization of market demand for these loans.
Mr. Gilkey stated, “Sterling’s loan portfolio is well positioned with a mix of variable rate loans as we wrap up the first quarter of 2006, further positioning us to pursue various growth initiatives, expanding our commercial bank footprint. Additionally, this mix provides further opportunities as we prepare for our acquisition of Lynnwood Financial Group, Inc., which we expect to occur early in the third quarter of 2006.”
Non-Interest Expenses
Non-interest expenses were $44.2 million for the three months ended March 31, 2006, compared to $39.6 million for the same period in the prior year, an increase of 12 percent. Personnel expenses were the main reason for the increase as full-time equivalents increased from the prior year by 192 to 1,832, primarily as a result of the addition of production and support personnel across Sterling’s Western footprint.
Commenting on non-interest expenses and efficiency, Mr. Gilkey stated, “A number of factors contributed to Sterling’s growth in non-interest expenses during the quarter. These included the opening of new branches in Kirkland and Mercer Island, Washington, and the addition of staff for new offices that we are planning to open in 2006. In addition, we added a number of staff members in existing offices and various corporate positions as part of our efforts to accelerate growth in our existing offices and to build the personnel infrastructure necessary to support significant future growth. Given the financial and competitive position we presently enjoy and the talent now available to us, we believe it is in the best long-term interest of our shareholders to continue pursuing initiatives that are designed to contribute to Sterling’s growth and expansion.”
Performance Ratios
Return on average equity was 12.1 percent for the three months ended March 31, 2006, compared to 13.5 percent for the same period in 2005. Return on average tangible equity was 16.2 percent for the three months ended March 31, 2006, compared with 18.6 percent for the same period in 2005. Return on average assets was 0.81 percent for the three months ended March 31, 2006, compared to 0.91 percent for the same period in 2005. The decreases were primarily due to a greater proportional increase in average equity, and average tangible equity than earnings, and a larger increase in average assets compared to the growth in earnings.
Lending
As of March 31, 2006, Sterling’s loans receivable had increased to a record $5.25 billion, compared to $4.38 billion at March 31, 2005, a 20 percent increase. Sterling’s loan growth is directly related to the increase in branch locations, market expansion and the addition of lending personnel. Sterling’s primary strength in lending continues to be in building customer relationships, which can lead to increased market share in both loans and deposits.
Sterling’s total loan originations increased 30 percent to $1.07 billion for the quarter ended March 31, 2006, compared to $822.6 million for the same period in 2005. Sterling’s strength in lending is reflected by the 72 percent, or $530.0 million, year-over-year increase in construction loan balances. Our construction lending relationships remain healthy as a result of the economic vitality seen throughout the Western region. Business banking loan balances increased 18 percent, or $172.0 million, year-over-year. Sterling has also continued to support its long-term growth initiatives through the addition of several new business banking team members.
Gilkey commented, “The growth in loan originations and our pipeline of loan activity reflects the lending opportunities in our expanding Western footprint and indicates Sterling’s growing market position.”
Credit Quality
At March 31, 2006, total non-performing assets were $10.0 million, or 0.13 percent of total assets, compared to $18.1 million, or 0.26 percent of total assets, at March 31, 2005. The decrease in this ratio was due to several factors, including a healthy regional economy.
Classified assets were $54.7 million at March 31, 2006, an eight percent decrease compared to $59.6 million at December 31, 2005, and a 24 percent decrease compared to $72.0 million at March 31, 2005. The loan delinquency ratio decreased to 0.08 percent of total loans, compared to 0.18 percent of total loans at December 31, 2005, and 0.37 percent of total loans at March 31, 2005. Classified assets decreased from the previous year, primarily as a result of the liquidation and disposition of several loans from the income property and commercial portfolios. On a quarter to quarter basis, the decrease was mainly due to the charge-off of one large income property loan.
The annualized level of net charge-offs to average loans was 0.11 percent for the first quarter of 2006, a decrease from 0.24 percent for the fourth quarter of 2005, but an increase from 0.04 percent for the first quarter of 2005. The quarterly variation in net loan charge-offs primarily reflects an improving economy. Management expects that Sterling’s continued focus on commercial lending will generate a charge-off ratio higher than historical levels; however, Sterling will continue to maintain disciplined credit standards.
Sterling’s provision for loan losses was $4.7 million for the three months ended March 31, 2006, compared to $3.8 million for the same period in 2005. At March 31, 2006, the loan loss allowance totaled $58.7 million, or 1.11 percent of total loans. This compares with an allowance of $52.7 million, or 1.19 percent of total loans, at March 31, 2005. Sterling believes the allowance is adequate given management’s analysis of the loan portfolio and Sterling’s relative product mix.
Balance Sheet and Capital Management
At March 31, 2006, Sterling’s total assets were $7.84 billion, an increase from the prior year’s total assets of $7.01 billion, primarily reflecting loan growth. Shareholders’ equity to assets ratio was 6.49 percent and tangible shareholders’ equity to tangible assets was 4.91 percent at March 31, 2006, primarily reflecting year-over-year asset growth.
As of March 31, 2006, Sterling’s book value per share was $14.51, compared to $13.63 at March 31, 2005. The increase in book value reflects the higher level of capital compared with the prior year.
Sterling’s leveraged and risk-based capital ratios continue to exceed the “well-capitalized” requirements.

Goodwill Litigation
There has been no material change in the status of Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”). In May 1990, Sterling initiated the Goodwill Litigation, seeking damages for, among other things, breach of contract and deprivation of property without just compensation.
In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the U.S. Government owed contractual obligations to Sterling with respect to the company’s acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling. On March 31, 2005, a hearing was held in the U.S. Court of Federal Claims on the U.S. Government’s motion to reconsider part of the September 2002 liability judgment. Sterling opposed the motion. Sterling is waiting for a decision on the motion and for a trial date to be set to determine what amount, if any, the U.S. Government must pay in damages for its breach. The timing and ultimate outcome of the motion for reconsideration and the Goodwill Litigation cannot be predicted with certainty. Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.
Outlook
Gilkey concluded, “We are proud of our first quarter financial and operational performance and believe it highlights what is unique about Sterling – the strength of our Hometown Helpful® service and the competitive advantages we have created with our network of financial service centers. Reflecting upon the consistency of Sterling’s performance, it should be no surprise that we are approaching the future with great confidence. Based on this confidence, our strong financial position today, and a pipeline that continues to fuel our requirements for future growth, we remain comfortable with our previously stated post-merger earnings guidance of $1.97 to $2.06 per share for fiscal year 2006.
First Quarter 2006 Earnings Conference Call
The company will host a conference call for investors the morning of April 25, 2006, at 8:00 a.m. PT to discuss the company’s financial results. To participate in the conference call,

domestic callers should dial 210-234-0009 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-3267. The continuous replay will be offered through Thursday, June 15th at 6:00 p.m. PT.
Additionally, Sterling’s 2006 first quarter earnings conference call is being made available on-line at the company’s website, www.sterlingsavingsbank.com. To access this audio presentation call, click on “Investor Relations” then click on the live audio webcast icon.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington is a bank holding company, the principal operating subsidiary of which is Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Utah, Arizona and California. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
Sterling has filed a registration statement on Form S-4 with the Securities and Exchange Commission, and Lynnwood Financial Group, Inc. expects to mail a proxy statement/prospectus to its security holders, containing information about the merger transaction between Sterling and Lynnwood. Investors and security holders of Sterling and Lynnwood are urged to read the proxy statement/prospectus and other relevant materials because they contain important information about Sterling, Lynnwood and the proposed merger. In addition to the registration statement filed by Sterling and the proxy statement/prospectus to be mailed to the security holders of Lynnwood, Sterling files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. These documents may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Sterling on its website at www.sterlingsavingsbank.com.
Sterling, Lynnwood and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Lynnwood with respect to the transactions contemplated by the proposed merger. A description of the interests of the directors and executive officers of Sterling and Lynnwood in the merger is set forth in the proxy statement/prospectus described above. Additional information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on March 24, 2006.